ATSG names retired Air Force General Arthur Lichte to Board

WILMINGTON, Ohio - February 18, 2013 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced the appointment of General Arthur J. Lichte to its Board of Directors.

General Lichte, age 63, was Commander of the Air Mobility Command (AMC) at Scott Air Force Base in Illinois when he retired on January 1, 2010, as a four-star general after 38 years of service. The AMC provides rapid global mobility and sustainment for America's armed forces. He previously served as Assistant Vice Chief of Staff and Director, Air Force Staff, Headquarters U.S. Air Force, Washington, D.C., with responsibility for Air Staff organization and administration. He was Deputy Chairman of the Air Force Council, and was the Air Force accreditation official for the Corps of Air Attachés. In addition, his experience included assignments at the Strategic Air Command, Air Mobility Command, U.S. Transportation Command, and United States Air Forces in Europe.

ATSG President and CEO Joe Hete said, “General Lichte's leadership of AMC, along with his understanding of the many commercial air carriers and aircraft that supplement the U.S. military's air transport operations around the world, will be invaluable as we further develop and expand our air cargo and related businesses. We look forward to his contributions to the board's oversight and support of our efforts to maximize returns for shareholders from those businesses.”
General Lichte earned a Bachelor of Science degree in business administration from Manhattan College in New York City and a Master's degree in systems management from the University of Southern California. He is a Graduate of the Program for Senior Officials in National Security, John F. Kennedy School of Government, Harvard University, Cambridge, Mass., and has completed Revolution in Business Affairs, Naval Postgraduate School, Monterey, Calif. He serves on the Board of Directors, EADS-North America, a leading global aerospace and defense company, and is a member of the Board of Trustees, Embry-Riddle Aeronautical University.
General Lichte becomes the ninth director of ATSG. He will be a class III director and stand for election at the annual meeting of shareholders in May 2015.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc; Cargo Aircraft Management, Inc.; Capital Cargo International Airlines, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591